Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND QUARTER RESULTS

Company updates 2008 outlook

TAMPA, July 31, 2008 — TECO Energy, Inc. (NYSE:TE) today reported second quarter net income of $51.4 million or $0.24 per share, compared to $73.7 million or $0.35 per share in the second quarter of 2007.

Second quarter net income and earnings per share from continuing operations were $51.4 million and $0.24 per share, respectively, compared to $59.4 million and $0.28 per share in the same period in 2007. In 2007, second quarter results included a $14.3 million tax benefit recorded in discontinued operations as a result of reaching a favorable conclusion with taxing authorities related to the 2005 disposition of the Union and Gila River merchant power plants. As a result of the sale of TECO Transport in December 2007 and the conclusion of the program for tax credits from the production of synthetic fuel at the end of 2007, second quarter net income in 2008 included no benefits from the operations of TECO Transport or from the production of synthetic fuel, which contributed $9.6 million and $11.0 million, respectively, or $0.10 per share collectively, in the 2007 period.

Year-to-date net income and earnings per share were $82.2 million or $0.39 per share in 2008, compared to $146.5 million or $0.70 per share in the same period in 2007. Year-to-date net income and earnings per share from continuing operations were $82.2 million or $0.39 per share in 2008, compared to $132.2 million or $0.63 per share in the same period in 2007. TECO Transport and the production of synthetic fuel contributed $16.0 million and $41.7 million, respectively, or $0.28 per share collectively, to year-to-date 2007 net income.

TECO Energy Chairman and CEO Sherrill Hudson said, “Our results this quarter reflect the benefits of the TECO Energy debt retirements, and TECO Guatemala once again produced strong results. Earnings from TECO Coal were lower than we expected due to production cost pressures impacting the entire industry, but we continue to expect that robust coal prices in our new sales contracts will drive significant growth in earnings from the coal business in 2009. Our Florida utilities benefited from better weather than last year, but the continued weak Florida economy and housing market limited customer and energy sales growth. Various forecasts earlier in the year indicated that the housing market was expected to bottom out in 2008, but the credit and housing issues appear to be deeper and more protracted than were forecast even a few months ago.”

Non-GAAP Results

Second quarter 2008 net income was $51.4 million, compared to 2007 second quarter non-GAAP results of $53.1 million, which included $6.0 million net income from TECO Transport but excluded $11.0 million from the production of synthetic fuel and $4.7 million of net charges related to the sale of TECO Transport. Year-to-date 2008 non-GAAP results of $82.8 million excluded a $0.6 million charge for adjustments to previously estimated costs

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associated with the 2007 sale of TECO Transport, compared to non-GAAP results in the 2007 period of $97.0 million, which included net income of $12.4 million from TECO Transport, but excluded $41.7 million from the production of synthetic fuel and $6.5 million of net charges related to the sale of TECO Transport. (See the Results Reconciliation table later in this release.)

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results exclude the charges and gains described above. Non-GAAP Results Excluding Synthetic Fuel exclude charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2008	2007	2008	2007	2008	2007
Net income	$51.4	$73.7	$82.2	$146.5	$348.9	$275.2
Net income from continuing operations	$51.4	$59.4	$82.2	$132.2	$348.9	$260.4
Non-GAAP Results With Synthetic Fuel	$51.4	$64.1	$82.8	$138.7	$220.4	$262.2
Non-GAAP Results Excluding Synthetic Fuel	$51.4	$53.1	$82.8	$97.0	$209.5	$197.7

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits or costs for the periods shown.

Segment Information	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2008	2007	2008	2007	2008	2007
Net Income (loss)
Tampa Electric	$40.2	$34.7	$56.1	$56.5	$149.8	$132.8
Peoples Gas System	5.3	5.4	15.3	16.4	25.5	27.6
TECO Coal	4.2	20.8	11.7	63.2	39.4	103.9
TECO Guatemala	14.9	12.8	25.4	23.1	47.0	43.8
Parent/other	(13.2)	(23.9)	(26.3)	(43.0)	69.2	(74.8)
TECO Transport(1)	—	9.6	—	16.0	18.0	27.1

Net income from continuing operations	51.4	59.4	82.2	132.2	348.9	260.4
Discontinued operations(2)	—	14.3	—	14.3	—	14.8

Total net income	$51.4	$73.7	$82.2	$146.5	$348.9	$275.2

(1)	Due to the ongoing contractual relationship for solid fuel waterborne transportation services, TECO Transport was not classified as a discontinued operation and is included in TECO Energy’s historical results.
(2)	Net income from discontinued operations in 2007 reflects a favorable conclusion reached with taxing authorities regarding the 2005 disposition of the Union and Gila River power stations.

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Operating Company Results:

All amounts included in the operating company and Parent / Other results discussions are after tax, unless otherwise noted.

Tampa Electric

Net income for the second quarter was $40.2 million, compared with $34.7 million for the same period in 2007. Results for the quarter reflect higher retail energy sales due to hotter weather than in 2007, and increased sales to other utilities. Net income included $1.7 million of Allowance for Funds Used During Construction (AFUDC) – Equity, which represents allowed equity cost capitalized to construction costs, related to the installation of nitrogen oxide (NOx) pollution control equipment, compared to $1.1 million included in the 2007 period. Pretax base revenues increased $7.6 million in the quarter due to more favorable weather.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost recovery clauses, increased $1.9 million in the second quarter of 2008, primarily reflecting $1.2 million higher spending on planned outage requirements on power generating equipment compared to 2007, and $0.4 million higher bad-debt expense.

Compared to the second quarter of 2007, net income included $1.5 million lower depreciation expense, largely as a result of a depreciation study that reduced depreciation rates approved by the FPSC in the third quarter of 2007 and $0.3 million lower property tax expense as a result of lower property tax rates from legislation passed in Florida in 2007 and adjustments to property valuations previously agreed to with various taxing authorities.

Tampa Electric’s retail energy sales increased 2.7% in the second quarter due to hotter weather and the operation of a large water desalinization facility that was idle in 2007, partially offset by lower sales to industrial customers due to phosphate production facility outages and economic conditions. Total heating and cooling degree-days for the Tampa area in the second quarter were 3% above normal and 8% above actual 2007 levels.

Average customer growth of 0.2% and 0.4% in the 2008 quarter and year-to-date periods, respectively, reflected the weak Florida housing market and the general statewide economic slowdown.

Year-to-date net income was $56.1 million, compared to $56.5 million in the 2007 period, driven primarily by $1.8 million higher earnings on investments in emissions control equipment recovered through the Environmental Cost Recovery Clause, which were offset by higher operations and maintenance expense. These results reflect 0.4% higher retail energy sales and off-system energy sales that were essentially unchanged from the same period last year. Total heating and cooling degree days were 1% below normal due to mild winter weather but 1% above actual 2007 degree days. Year-to-date pretax base revenue growth of $4.3 million was limited by slow customer growth and mild first quarter weather.

Excluding all FPSC-approved cost recovery clause-related expenses, year-to-date net income reflects $6.4 million higher operations and maintenance expense, including $3.7 million higher spending on planned outage requirements on power generating equipment compared to 2007 and $0.9 million higher bad-debt expense. Net income also included $3.0 million of AFUDC – Equity related to the installation of NOx pollution control equipment, compared to $2.8 million included in the 2007 period.

Compared to the 2007 year-to-date period, net income also reflected $2.2 million lower depreciation expense and $0.7 million lower property tax expense for the reasons described above. Interest expense at Tampa Electric increased $1.3 million, due to higher levels of long-term

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debt outstanding and higher interest on auction-rate bonds for one month in the first quarter of the year. In addition, interest income decreased due to lower cash balances and lower interest earned on under-recovered fuel balances early in the year.

Peoples Gas

Peoples Gas reported net income of $5.3 million for the second quarter, compared to $5.4 million in the same period in 2007. Quarterly results reflect higher off-system sales, higher volumes transported for power generation and industrial customers and average customer growth of 0.3%, which reflects the continued slowdown in the Florida housing market. Higher residential therm sales reflect weather that was cooler than in 2007, and increased therm sales to industrial customers reflect a new customer with significant usage. The effects of these higher volumes were more than offset by higher non-fuel operations and maintenance expense, higher depreciation expense due to routine additions to facilities to serve customers, and increased interest expense due to higher levels of long-term debt outstanding. Volumes for commercial customers in 2008, particularly in the restaurant sector, were lower, reflecting the slowdown in the Florida economy.

Year-to-date net income was $15.3 million, compared to $16.4 million in the 2007 period, driven largely by the same factors as the second quarter. Results also reflect average customer growth of 0.3% and lower sales to weather-sensitive residential customers in the first quarter due to very mild winter weather.

TECO Coal

TECO Coal achieved second quarter net income of $4.2 million, compared to $20.8 million in the same period in 2007. In 2007, TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel, which excluded the $11.0 million benefit related to synthetic fuel production, were $9.8 million. (See the Results Reconciliation table.)

Second quarter total sales were 2.4 million tons, compared to 2.2 million tons in the second quarter of 2007, which included 1.5 million tons of synthetic fuel. TECO Coal experienced slightly lower than expected production due to difficult mining conditions in an underground mine, which temporarily reduced production from that mine in the first two months of the second quarter. Compared to the second quarter in 2007, results reflect an average per-ton selling price almost 10% higher across all products, excluding transportation allowances. In the second quarter of 2008, the cash cost of production per ton increased almost 20% over 2007’s level, driven by diesel oil prices that were more than double 2007 prices; the per-ton costs for steel products used in underground mining, such as roof bolts, that were more than double 2007 levels; and costs for explosives used in surface mining operations that were 42% higher than in 2007.

TECO Coal recorded year-to-date net income of $11.7 million in 2008, compared to $63.2 million in the 2007 period. TECO Coal’s 2007 year-to-date Non-GAAP Results Excluding Synthetic Fuel, which excluded the $41.7 million benefit associated with the production of synthetic fuel, were $21.5 million. (See the Results Reconciliation table.)

Year-to-date 2008 total sales were 4.9 million tons, compared to 4.3 million tons in the 2007 period, which included 2.8 million tons of synthetic fuel. Results in 2008 reflect an average net per-ton selling price across all products, excluding transportation allowances, that was more than 5% higher than 2007. In 2008, the cash cost of production for the year-to-date period was approximately 13% higher than 2007, driven by the same factors as in the second quarter.

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Results also reflect a $0.6 million benefit in the first quarter of 2008 from the true-up of the 2007 synthetic fuel tax credit rate, compared to a $1.6 million benefit included in the first quarter of 2007.

TECO Guatemala

TECO Guatemala reported second quarter net income of $14.9 million in 2008, compared to $12.8 million in the 2007 period. Year-to-date 2008 net income was $25.4 million, compared to $23.1 million in the 2007 period. Proceeds from spot energy sales at the San José Power Station significantly improved due to higher spot market prices. Earnings under the power sales contract were down slightly due to the timing of a scheduled maintenance outage. Interest expense for both the Alborada and San José power stations decreased in both periods due to lower interest rates and lower project-debt balances. At EEGSA, the distribution utility, 2008 second quarter and year-to-date results reflect customer growth and higher energy sales, which resulted in higher net income. The earnings from the unregulated EEGSA-affiliated companies (DECA II), which provide, among other things, electricity transmission services, telecommunication carrier service, wholesale power sales to unregulated electric customers and engineering services, increased in both periods from fundamental growth in the businesses. Results for EEGSA and affiliated companies also include a $3.1 million benefit related to an adjustment to previously estimated 2007 income and year-end equity balances, compared to a similar $1.9 million benefit in 2007.

Parent / Other

The cost for “Parent/other” in the second quarter of 2008 was $13.2 million, compared to a cost of $23.9 million in the same period in 2007. The 2007 non-GAAP cost for “Parent/other” in the second quarter was $15.6 million, which excluded the $8.3 million of charges related to the sale of TECO Transport, driven by lower interest expense partially offset by lower investment income due to lower cash balances. (See the Results Reconciliation table.) Total parent/TECO Finance interest expense declined by $4.9 million in the second quarter of 2007, reflecting parent debt retirements.

The year-to-date “Parent/other” cost was $26.3 million in 2008, compared to $43.0 million in the 2007 period. The 2008 year-to-date non-GAAP cost was $25.7 million, which excludes $0.6 million of costs related to previously estimated transaction costs associated with the sale of TECO Transport, compared to the 2007 non-GAAP year-to-date cost of $32.9 million, which excluded $10.1 million of charges related to the sale of TECO Transport. Year-to-date 2008 total parent/TECO Finance interest expense declined by $11.3 million, due to parent debt retirements.

Cash and Liquidity

The table below sets forth the Jun. 30, 2008 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

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Balances as of Jun. 30, 2008

(millions)	Consolidated	Tampa Electric	Other	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	10.9	1.4	—	9.5

Available credit facilities	664.1	473.6	—	190.5
Cash and short-term investments	174.2	60.1	60.4	53.7

Total liquidity	$838.3	$533.7	$60.4	$244.2

Consolidated other cash and short-term investments includes $10.3 million of cash at the unregulated operating companies for normal operations and $50.0 million of consolidated cash and short-term investments at TECO Guatemala held offshore due to the tax deferral strategy associated with EEGSA. In addition to consolidated cash, as of Jun. 30, 2008, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash and short-term investment balances of $18.1 million, which is not included in the table above. The table above also excludes consolidated restricted cash of $7.5 million, primarily at TECO Energy parent.

Tampa Electric’s liquidity position reflects its current 2008 $72 million under-recovery in its fuel and purchased power clause, which is projected to increase to approximately $209 million by year-end. Tampa Electric will seek to recover under-recovered 2008 fuel costs through the 2009 fuel adjustment process.

Outlook

TECO Energy indicated in February an outlook for 2008 results from continuing operations within a range of $0.95 and $1.10 per share, excluding any charges or gains. Based on the year-to-date performance and expectations of continued production cost pressures at TECO Coal and a continuation of the effects of a slow Florida economy on customer growth and energy sales for the remainder of 2008, TECO Energy now expects 2008 earnings to be in a range between $0.80 and $0.90 per share, excluding any charges or gains. This range assumes a continued weak Florida economy and housing market; includes the effects of a very rainy July, which reduced energy sales at Tampa Electric, but assumes normal weather for the remainder of the year; and assumes continued high production costs at TECO Coal.

Year-to-date, Tampa Electric has experienced total degree days 1% below normal, lower residential per-customer usage due to mild weather, voluntary conservation, and customer growth indicative of a continued weak housing market and economic slowdown. At Peoples Gas, mild winter weather has reduced year-to-date sales, and customer growth has slowed due to the housing market slowdown. At TECO Coal, sales in 2008 are now expected to be about 10 million tons, compared to the 10.5 million tons previously forecast, due to the second quarter production issues discussed above and the availability of contract miners. TECO Coal’s selling prices for over 90% of this year’s production reflect contracts signed in 2006 and 2007 or before, prior to the run up in coal prices, and the remaining 10% of the current year contracts were signed early in 2008. At the same time, the cost of production reflects the current prices for diesel oil, steel and petroleum-related products, all of which are substantially higher than at the time the outlook was provided in February 2008. TECO Guatemala had previously indicated that earnings for 2008 would be lower than 2007 levels;

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however, 2008 net income from TECO Guatemala is now expected to be at about 2007 levels, given the strong year-to-date performance. As indicated in February, costs at the TECO Energy parent level are expected to decline due to debt retirement actions in 2007 partially offset by lower investment income due to lower cash balances.

The preliminary outlook for 2009 includes: a strong outlook for TECO Coal with production in a range between 10.5 and 11.0 million tons at much improved prices but continued upward production cost pressure; strong operational performance at TECO Guatemala partially offset by a scheduled major maintenance outage on the San José Power Station; appropriate base rate relief at the regulated Florida utilities; and a slow economic recovery in Florida.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges and earnings from the production of synthetic fuel in the 2008 and 2007 quarterly and 12-months ended periods. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to compare 2008 results, which include no synthetic fuel production, to 2007 results, which included synthetic fuel production.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Results Reconciliation	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2008	2007	2008	2007	2008	2007
GAAP net income	$51.4	$73.7	$82.2	$146.5	$348.9	$275.2

Exclude discontinued operations	—	14.3	—	14.3	—	14.8

GAAP net income from continuing operations	$51.4	$59.4	$82.2	$132.2	$348.9	$260.4

Add TECO Transport transaction costs	—	8.3	0.6	10.1	6.8	10.1
Add TECO Transport depreciation	—	(3.6)	—	(3.6)	(6.1)	(3.6)
Exclude gain on TECO Transport sale	—	—	—	—	(149.4)	—
Add parent debt extinguishment	—	—	—	—	20.2	—
Exclude gain on steam turbine sale	—	—	—	—	—	(5.7)
Add TECO Transport hurricane cost	—	—	—	—	—	1.0

Total charges and gains	—	4.7	0.6	6.5	(128.5)	1.8

Non-GAAP results from continuing operations (1)	$51.4	$64.1	$82.8	$138.7	$220.4	$262.2

Synthetic fuel cost / (benefit)	—	(11.0)	—	(41.7)	(10.9)	(64.5)

Non-GAAP results excluding synthetic fuel	$51.4	$53.1	$82.8	$97.0	$209.5	$197.7

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its second quarter results at 11:00 AM Eastern time, Thursday, July 31, 2008. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could

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impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes, which are common during the summer months; operating conditions, commodity price and operating cost changes affecting the production levels and margins at TECO Coal, fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and changes in electric tariffs or contract terms affecting TECO Guatemala’s operations. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2007, as updated by the information contained in Item 1A of Part II of the Quarterly Report on Form 10-Q for the period ended Jun. 30, 2008.

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Summary Information as of June 30, 2008

	3 months ended		6 months ended		12 months ended
(millions except per share amounts)	2008	2007	2008	2007	2008	2007
Revenues	$887.2	$866.5	$1,678.9	$1,687.8	$3,527.3	$3,437.0

Net income from continuing operations	$51.4	$59.4	$82.2	$132.2	$348.9	$260.4
Net income from discontinued operations	—	14.3	—	14.3	—	14.8

Net income	$51.4	$73.7	$82.2	$146.5	$348.9	$275.2

Earnings (loss) per share from continuing operations – basic	$0.24	$0.28	$0.39	$0.63	$1.66	$1.25
Earnings (loss) per share from discontinued operations – basic	—	0.07	—	0.07	—	0.07

Earnings (loss) per share – basic	$0.24	$0.35	$0.39	$0.70	$1.66	$1.32

Earnings (loss) per share – diluted	$0.24	$0.35	$0.39	$0.70	$1.65	$1.32
Average common shares outstanding – basic	210.4	208.9	210.1	208.8	209.7	208.4
Average common shares outstanding – diluted	212.1	210.0	211.6	209.7	211.1	209.2

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com